Exhibit 99.1

Media Contact:        Bob Klein (414) 343-8664
Financial Contact:    Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON DELIVERS CONTINUED GROWTH FOR FOURTH QUARTER and FULL YEAR
Full-Year EPS Rises 20.6% on 5.7% Revenue Growth
New Harley-Davidson Motorcycle Retail Sales Grow 5.7% Worldwide in Fourth Quarter
and 4.4% for Full Year
MILWAUKEE, Jan. 30, 2014 - Harley-Davidson, Inc. (NYSE:HOG) earnings and dealer new motorcycle sales continued their growth in the fourth quarter of 2013 and for the full year, compared to the year-ago periods.
Fourth-quarter diluted earnings per share increased 9.7% to $0.34, primarily on strong operating results in the Motorcycles segment, including higher revenue and lower operating expense, compared to the year-ago period. Fourth-quarter net income was $75.4 million on consolidated revenue of $1.19 billion, compared to net income of $70.6 million on consolidated revenue of $1.17 billion in the year-ago period.
Worldwide retail sales of new Harley-Davidson motorcycles grew 5.7% in the quarter and 4.4% for the full year, compared to the year-ago periods.
For the full year 2013, Harley-Davidson net income was $734.0 million on consolidated revenue of $5.90 billion, compared to full-year 2012 net income of $623.9 million on consolidated revenue of $5.58 billion. Full-year 2013 diluted earnings per share were $3.28, up 20.6% from EPS of $2.72 in 2012.
“Without question 2013 was an outstanding year for Harley-Davidson. We unveiled game-changing motorcycles like Project Rushmore and Street, launched surge manufacturing, celebrated our 110th anniversary with customers around the globe and delivered continued financial growth,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc.
“Harley-Davidson has been relentless at driving improvements throughout the organization that enable us to design, build and deliver motorcycles with unprecedented speed, efficiency, safety and quality. Together with our dealers, we continue to broaden our customer base and inspire riders to experience our brand. In 2013, retail sales of new Harley-Davidson motorcycles to outreach customers in the U.S. grew at more than twice the rate of sales growth to core customers, and we continued to expand the reach of our brand in international markets.
“None of these results would be possible without the great efforts of our employees, dealers and suppliers, working as one team and moving in one direction to fulfill customers’ dreams,” said Wandell. “Moving forward, we believe we are well positioned to leverage our momentum, expand our reach among new and existing customers, and further strengthen Harley-Davidson’s position as one of the world’s leading brands.”
Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 45,875 new Harley-Davidson motorcycles in the fourth quarter of 2013, compared to 43,405 motorcycles in the year-ago quarter. In the U.S., dealers sold 27,387 new Harley-Davidson motorcycles in the quarter, up 6.3% compared to sales of 25,753 motorcycles in the year-ago period. In international markets, dealers sold 18,488 new Harley-Davidson motorcycles during the quarter, up 4.7% compared to 17,652 motorcycles in the year-ago period, with unit sales up 6.1% in the Asia Pacific region, 5.5% in the EMEA region and 13.3% in Canada, and down 2.8% in the Latin America region.
For the full year 2013, dealers sold 260,839 new Harley-Davidson motorcycles worldwide, compared to 249,849 motorcycles in 2012, with retail unit sales up 4.4% in the U.S., 9.8% in the Asia Pacific region, 13.1% in the Latin America region and 4.6% in Canada, and down 1.0% in the EMEA region, compared to the full year 2012.

Harley-Davidson Motorcycles and Related Products Segment Results
Fourth-Quarter Results: Operating income for the Motorcycles and Related Products segment (the Motorcycles segment) grew 14.3% to $60.7 million in the fourth quarter of 2013, compared to operating income of $53.1 million in the year-ago period. Operating income in the quarter benefited from higher revenue and lower operating expense compared to the prior-year period.
Revenue from sales of motorcycles to dealers and distributors grew 1.4% to $781.8 million, compared to revenue of $771.1 million in the year-ago period. The Company shipped 46,618 motorcycles worldwide during the quarter, compared to shipments of 47,067 motorcycles in the year-ago period.
Revenue from motorcycle parts and accessories was $169.3 million during the quarter, up 4.8% compared to the year-ago period, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $75.9 million, up 2.5% compared to the year-ago period.
Gross margin for the Motorcycles segment was 31.5% in the fourth quarter of 2013, compared to 31.8% in the fourth quarter of 2012. Fourth-quarter operating margin for the Motorcycles segment was 5.9%, compared to operating margin of 5.3% in last year’s fourth quarter.
Twelve-Month Results: For the full year 2013, the Company shipped 260,471 motorcycles to dealers and distributors, a 5.2% increase compared to 2012. Full-year revenue from motorcycles grew 8.0% to $4.07 billion, revenue from parts and accessories grew 1.5% to $873.1 million and revenue from general merchandise decreased 1.2% to $295.9 million, compared to 2012. Full-year gross margin for the Motorcycles segment was 35.4% and operating margin was 16.6%, compared to 34.8% and 14.5% respectively in 2012.
Financial Services Segment Results
Operating income from financial services was $61.3 million in the fourth quarter of 2013, compared to $63.0 million in last year’s fourth quarter. Full-year 2013 operating income from financial services was $283.1 million, compared to $284.7 million in 2012. Results for the fourth quarter and full year reflect an increased provision for credit losses, partially offset by favorable net interest income.
Guidance
Harley-Davidson expects to ship 279,000 to 284,000 motorcycles to dealers and distributors worldwide in 2014, an approximate 7% to 9% increase from 2013 shipments. In the first quarter of 2014, the Company expects to ship 76,500 to 81,500 motorcycles, compared to 75,222 motorcycles shipped in the year-ago period. The Company expects full-year 2014 operating margin of 17.5% to 18.5% for the Motorcycles segment. The Company expects 2014 capital expenditures for Harley-Davidson, Inc. of $215 million to $235 million.
Restructuring
Harley-Davidson realized a restructuring benefit of $0.4 million in the fourth quarter of 2013, and a restructuring benefit for the full year of $2.1 million. With the completion of restructuring activities in 2013, Harley-Davidson incurred total restructuring costs of $479 million in the Motorcycles segment since the inception of restructuring in 2009. The Company realized savings of $310 million in 2013 from restructuring. The Company continues to expect the now-completed restructuring activities to result in annual savings of approximately $320 million beginning in 2014.
Income Tax Rate
For the full year 2013, Harley-Davidson’s effective tax rate was 34.1%, compared to 35.1% in 2012. The lower effective tax rate was primarily driven by the retroactive reinstatement of the Research and Development Tax Credit.  The Company expects its full-year 2014 effective tax rate will be approximately 35.5%.
Cash Flow
Cash and marketable securities totaled $1.17 billion at year-end 2013, compared to $1.20 billion at year-end 2012. In 2013, Harley-Davidson generated $977.1 million of cash from operating activities, compared to $801.5 million in 2012. On a discretionary basis, the Company repurchased 2.7 million shares of Harley-Davidson, Inc. common stock during the fourth quarter of 2013 at a cost of $176.3 million. For the full year 2013, Harley-Davidson repurchased 7.7 million shares of its common stock at a cost of $455.6 million. In the fourth quarter of 2013, there were approximately 222.2 million Harley-Davidson weighted-average diluted common shares outstanding. At the end of 2013, 8.6 million shares remained on board-approved share repurchase authorizations.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.
Conference Call and Webcast Presentation

Harley-Davidson will discuss fourth-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed until Feb. 13, 2014 by calling 404-537-3406 or 855-859-2056 in the US, pin number 2699 0236#.

Forward-Looking Statements
The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iii) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (iv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (v) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) manage production capacity and production changes, (ix) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (x) provide products, services and experiences that are successful in the marketplace, (xi) manage risks that arise through expanding international manufacturing, operations and sales, (xii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiii) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xiv) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xv) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xvi) adjust to healthcare inflation and reform, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xx) continue to develop the capabilities of its distributor and dealer network, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.
In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Motorcycles and related products revenue	$1,032,292	$1,010,898	$5,258,290	$4,942,582
Gross profit	324,745	321,957	1,862,372	1,720,188
Selling, administrative and engineering expense	264,451	267,209	993,894	976,224
Restructuring (benefit) expense	(418)	1,634	(2,131)	28,475
Operating income from motorcycles & related products	60,712	53,114	870,609	715,489

Financial services revenue	158,342	159,962	641,582	637,924
Financial services expense	97,018	96,973	358,489	353,237
Operating income from financial services	61,324	62,989	283,093	284,687

Operating income	122,036	116,103	1,153,702	1,000,176
Investment income	1,313	1,758	5,859	7,369
Interest expense	11,258	11,505	45,256	46,033
Income before income taxes	112,091	106,356	1,114,305	961,512
Provision for income taxes	36,682	35,717	380,312	337,587
Net income	$75,409	$70,639	$733,993	$623,925

Earnings per common share:
Basic	$0.34	$0.31	$3.30	$2.75
Diluted	$0.34	$0.31	$3.28	$2.72

Weighted-average common shares:
Basic	220,546	224,635	222,475	227,119
Diluted	222,241	226,726	224,071	229,229

Cash dividends per common share	$0.210	$0.155	$0.840	$0.620

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,066,612	$1,068,138
Marketable securities	99,009	135,634
Accounts receivable, net	261,065	230,079
Finance receivable, net	1,773,686	1,743,045
Inventories	424,507	393,524
Restricted cash	144,807	188,008
Other current assets	219,117	292,508
Total current assets	3,988,803	4,050,936
Finance receivables, net	4,225,877	4,038,807
Prepaid pension costs	244,871	—
Other long-term assets	945,489	1,081,030
	$9,405,040	$9,170,773
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$667,129	$770,977
Short-term debt	666,317	294,943
Current portion of long-term debt	1,176,140	437,162
Total current liabilities	2,509,586	1,503,082
Long-term debt	3,416,713	4,370,544
Pension and postretirement healthcare liabilities	252,536	608,356
Other long-term liabilities	216,719	131,167

Total shareholders’ equity	3,009,486	2,557,624
	$9,405,040	$9,170,773

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2013	December 31, 2012
Net cash provided by operating activities	$977,093	$801,458

Cash flows from investing activities:
Capital expenditures	(208,321)	(189,002)
Finance receivables, net	(412,011)	(90,612)
Net change in marketable securities	35,110	18,303
Other	16,355	—
Net cash used by investing activities	(568,867)	(261,311)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	993,737
Repayments of medium-term notes securitization debt	(27,858)	(420,870)
Proceeds from securitization debt	647,516	763,895
Repayments of securitization debt	(840,387)	(1,405,599)
Net increase (decrease) in credit facilities and unsecured commercial paper	371,085	(744,724)
Net borrowings of asset-backed commercial paper	88,456	200,417
Net repayments of asset-backed commercial paper	(78,765)	(24,301)
Net change in restricted cash	43,201	41,647
Dividends paid	(187,688)	(141,681)
Purchase of common stock for treasury	(479,231)	(311,632)
Excess tax benefits from share-based payments	19,895	13,065
Issuance of common stock under employee stock option plans	50,567	45,973
Net cash used by financing activities	(393,209)	(990,073)

Effect of exchange rate changes on cash and cash equivalents	(16,543)	(8,886)

Net decrease in cash and cash equivalents	$(1,526)	$(458,812)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,068,138	1,526,950
Net decrease in cash and cash equivalents	(1,526)	(458,812)
Cash and cash equivalents - end of period	$1,066,612	$1,068,138

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$781,772	$771,137	$4,067,510	$3,764,794
Parts & Accessories	169,296	161,564	873,075	859,945
General Merchandise	75,876	74,028	295,854	299,403
Other	5,348	4,169	21,851	18,440
	$1,032,292	$1,010,898	$5,258,290	$4,942,582
MOTORCYCLE SHIPMENTS:
United States	27,202	29,358	167,016	160,477
International	19,416	17,709	93,455	87,148
Total	46,618	47,067	260,471	247,625
MOTORCYCLE PRODUCT MIX:
Touring	20,486	21,637	107,213	99,496
Custom	18,222	17,995	102,950	96,425
Sportster®	7,910	7,435	50,308	51,704
Total	46,618	47,067	260,471	247,625

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
North America Region
United States	27,387	25,753	168,863	161,678
Canada	1,186	1,047	11,062	10,573
Total North America Region	28,573	26,800	179,925	172,251
Europe, Middle East and Africa Region (EMEA)
Europe(2)	5,636	5,360	35,927	37,027
Other	1,563	1,461	6,682	6,000
Total EMEA Region	7,199	6,821	42,609	43,027
Asia Pacific Region
Japan	2,583	2,727	10,751	10,642
Other	4,530	3,980	16,139	13,839
Total Asia Pacific Region	7,113	6,707	26,890	24,481
Latin America Region	2,990	3,077	11,415	10,090
Total Worldwide Retail Sales	45,875	43,405	260,839	249,849
Total International Retail Sales	18,488	17,652	91,976	88,171
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Motorcycle Registration Data(1)

	Twelve Months Ended
	December 31, 2013	December 31, 2012
United States(2)	305,852	299,384
	Twelve Months Ended
	December 31, 2013	December 31, 2012
Europe(3)	281,844	300,415

(1) Data includes street legal 601+cc models. Street legal 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.